EXHIBIT 99.1

BJ's Restaurants, Inc. Appoints Bina Chaurasia to its Board of Directors

HUNTINGTON BEACH, Calif., Nov. 09, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today announced the appointment of Ms. Bina Chaurasia to the Company's Board of Directors as an independent director, effective November 6, 2020. Additionally, Ms. Chaurasia will serve as a member of the Compensation Committee of the Board. The appointment of Ms. Chaurasia brings the total number of the Company’s board members to eleven.

Ms. Chaurasia currently serves as the Chief Administrative Officer and Chief People Officer of Tanium, a privately held endpoint security and systems management company based in Emeryville, California, where she is responsible for human resources, global real estate and facilities, and global enablement. Ms. Chaurasia was previously the Chief Human Resources Officer at Ericsson. She joined Ericsson after working for Hewlett-Packard, where she was the Vice President of Global Talent. Prior to that, Ms. Chaurasia was Vice President of Global Human Resources at Gap Inc. Ms. Chaurasia has also held senior human resource leadership roles at PepsiCo-Yum! and at Sun Microsystems.

“We are very pleased to welcome Bina Chaurasia to our board of directors,” said Greg Trojan, Chief Executive Officer. “Bina is a distinguished executive with extensive human resource experience, which will be of considerable value to BJ’s as we continue to build a national brand that delivers a higher quality, more differentiated casual dining experience to consumers and a great place to work for our team members.”

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 210 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 pandemic, one of our restaurants remains temporarily closed, and dine-in service is currently limited or not available and hours are limited in our remaining 209 restaurants. For more BJ’s information, visit http://www.bjsrestaurants.com.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.